Exhibit 3.7

RESTATED CERTIFICATE OF INCORPORATION

-of-

TELEPHONICS CORPORATION

* * * * * *

          TELEPHONICS CORPORATION, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

          1. The name of the corporation is: TELEPHONICS CORPORATION. The name under which the corporation was originally incorporated in Delaware is INSTRUMENT SYSTEMS INTERNATIONAL, INC. The date of filing the corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was July 31, 1968. On November 7, 1977, TELEPHONICS CORPORATION, a corporation organized and existing under the laws of the State of New York, merged with and into INSTRUMENT SYSTEMS INTERNATIONAL, INC., which upon such merger changed its name to TELEPHONICS CORPORATION.

          2. The text of the Certificate of Incorporation of the corporation as amended or supplemented herewith is hereby restated to read as herein set forth in full:

          FIRST: The name of the corporation is: TELEPHONICS CORPORATION.

          SECOND: The address of its registered office in the State of Delaware is No. 100 West Tenth Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is: The Corporation Trust Company.

          THIRD: The nature of the business or purposes to be conducted or promoted is:

Exhibit 3.7

          To engage in the manufacture, production, fabrication, building, assembling and other making, working and processing of precision, automatic and other instruments, controls, electronics and other devices, machinery, apparatus, tools, appliances, equipment and products; and to design, develop and carry on research and to prepare, make and use drawings, patterns, models, tools and experimental machinery devices and apparatus in respect of the same.

          To manufacture, purchase, design, produce, lease, create or otherwise acquire goods, wares, merchandise and personal property of every class and description, and to hold, own, use, sell, lease, mortgage, pledge, import, export, exchange, assign, transfer, invest or otherwise deal in and with the same.

          To purchase, lease, erect or otherwise acquire, hold, sell, exchange, mortgage, lease or otherwise dispose of, equip, maintain, improve or operate general offices, manufacturing establishments, machine shops, factories, laboratories, plants, warehouses, buildings, and other structures and facilities.

          FOURTH: The total number of shares of stock which the corporation shall have authority to issue is TWO HUNDRED (200) shares. All of such shares shall be without par value.

          FIFTH: The name and mailing address of each incorporator is as follows:

NAME	ADDRESS

B. J. Consoño	100 West Tenth Street
Wilmington, Delaware

F. J. Obara, Jr.	100 West Tenth Street
Wilmington, Delaware

A. D. Grier	100 West Tenth Street
Wilmington, Delaware

Exhibit 3.7

          SIXTH: The corporation is to have perpetual existence.

          SEVENTH: In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

                    To make, alter or repeal the by-laws of the corporation.

                    To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

                    To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

                    By a majority of the whole board, to designate one or more committees, such committee to consist of two or more of the directors of the corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution or in the by-laws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; provided, however, the by-laws may provide that in the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may

Exhibit 3.7

unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member.

                    When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders’ meeting duly called upon such notice as is required by statute, or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding, to sell, lease or exchange all or substantially all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the corporation.

          EIGHTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the

Exhibit 3.7

creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

          NINTH: Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

          TENTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                    3. This Restated Certificate of Incorporation was duly adopted by vote of the stockholders in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, said TELEPHONICS CORPORATION, has caused its corporate seal to be hereto affixed and this Restated Certificate of Incorporation to be

Exhibit 3.7

signed by JOHN TRINGALI, its Executive Vice President, and attested by ALICE REINVELT, its Secretary, this 29th day of April, 1980.

TELEPHONICS CORPORATION

		By:	/s/ John Tringali

Name: John Tringali

ATTEST:

By:	/s/ Alice Reinvelt

Alice Reinvelt
Secretary